UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChannelAdvisor Corporation
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CHANNELADVISOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 1, 2019

Dear Stockholder:

The Annual Meeting of Stockholders of ChannelAdvisor Corporation, or the Company, will be held at the offices of the Company at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Wednesday, May 1, 2019 at 3:00 p.m. local time for the following purposes:

1.	Proposal 1-To elect the Board’s nominees, David J. Spitz and Timothy V. Williams, to the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders.

2.
Proposal 2-To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2019.

3.	Proposal 3-To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.	Proposal 4-To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 7, 2019. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,
Diana Semel Allen
Secretary
Morrisville, North Carolina
March 18, 2019

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about March 22, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2019 Proxy Statement and 2018 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHANNELADVISOR CORPORATION
3025 Carrington Mill Blvd., Suite 500
Morrisville, North Carolina 27560

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials online. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because our Board of Directors is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are in the Notice. The annual report is not part of our proxy soliciting materials.
We expect to mail the Notice on or about March 22, 2019 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Wednesday, May 1, 2019 at 3:00 p.m. local time at our corporate headquarters at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 7, 2019 are entitled to vote at the Annual Meeting or any adjournments thereof. On this record date, there were 27,797,512 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 7, 2019 your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or online as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 7, 2019 your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You may also attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Proposal 1-Election of two directors;

•	Proposal 2-Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2019, or fiscal 2019;

•	Proposal 3-Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

•	Proposal 4-Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•
To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on April 30, 2019 to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on April 30, 2019 to be counted.

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To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by April 30, 2019.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact that organization to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 7, 2019.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote online, by telephone, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for fiscal 2019, “For” the advisory approval of executive compensation and for “One Year” as the preferred frequency of advisory votes to approve executive compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on Proposals 1, 3 or 4 in the absence of your voting instructions. Proposal 2 is considered to be “routine” under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or online.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, follow the instructions provided by that organization.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Saturday, November 23, 2019 to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2020 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 2, 2020 and February 1, 2020. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. Our current bylaws are included as an exhibit to our most recent Annual Report on Form 10-K filed with the SEC and can be accessed on the SEC’s website at www.sec.gov.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably need to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to the broker, bank or other securities intermediary holding the shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules, and accordingly we expect broker non-votes in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes. Votes will be counted by the inspector of elections appointed for the Annual Meeting.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Two nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect
2	Ratification of selection of Ernst & Young LLP as independent registered public accounting firm for fiscal 2019	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect
4	Advisory vote on the frequency of stockholder advisory votes on executive compensation	The frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote	Against each of the proposed voting frequencies	No effect
_________________________

(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 27,797,512 shares outstanding and entitled to vote. Thus, the holders of 13,898,757 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has seven members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Each of Messrs. Spitz and Williams was previously elected by our stockholders and is in the class of directors whose term of office expires in 2019. Each has been nominated for election at the Annual Meeting for the class of directors whose term of office expires in 2022. If elected at the Annual Meeting, each would serve until the 2022 Annual Meeting and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend all annual meetings of stockholders and each of our directors then in office other than Mr. Huffman attended our 2018 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. You cannot vote for more than two nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that the nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING
David J. Spitz, age 46, has served as our chief executive officer and a member of our board of directors since May 2015. He was our president and chief operating officer from 2010 until May 2015, and previously served in a number of capacities with our company from 2006 until 2010. He was an entrepreneur-in-residence at the Aurora Funds, a venture capital firm, from 2005 to 2008. Previously, from 2000 to 2002, Mr. Spitz was founder and chief technology officer of WindWire, a mobile marketing company that was acquired by Avesair, where he then served as president until its acquisition by Inphonic in 2003. In 1996 he co-founded, and until 1998 served as chief technology officer of, Netsation, a network management software company acquired by Nortel Networks, where he then served as senior principal technologist until 2000. Mr. Spitz received a B.A. degree in computer science from the University of California, San Diego. He holds four U.S. patents, is past chairman of the North Carolina School of Science and Mathematics Foundation Board and is past chairman and a member of the executive committee and board of directors of CED, an entrepreneurial support organization for companies in the southeastern United States. The Board of Directors believes that Mr. Spitz’s knowledge of our company and his high-level management experience with software and technology companies, computer science background and deep industry experience allow him to make valuable contributions to the Board.

Timothy V. Williams, age 69, has served as a director of our company since 2012. Mr. Williams served as senior vice president and chief financial officer of Blackbaud, Inc., a public company providing software and services to non-profit organizations, from 2001 until his retirement in 2011. From 1994 to 2001, he served as executive vice president and chief financial officer of Mynd, Inc., a public company providing software and services to the insurance industry, which is now a subsidiary of Computer Sciences Corporation. Previously, Mr. Williams worked at Holiday Inn Worldwide, most recently as executive vice president and chief financial officer. Since 2007, Mr. Williams has served on the board of directors of and as chairman of the audit committee of PROS Holdings, Inc., a public company providing pricing and revenue management software and services. Since 2014, he has served on the board of directors of and as chairman of the audit committee of PointClickCare Corp., a private company providing software and services to the facility-based senior care industry. He also served on the board of directors of and as chairman of the audit committee of Halogen Software, Inc., a public company providing talent management software and services, from 2011 until its sale to Saba, Inc. in 2017. Mr. Williams holds a B.A. degree from the University of Northern Iowa. The Board of Directors believes that Mr. Williams’s extensive financial, business, management and public software company experience, including as a chief financial officer, and his extensive knowledge of accounting, risk management, general management of software companies and public company reporting requirements and processes, allow him to make valuable contributions to the Board.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING
Janet R. Cowell, age 50, has served as a director of our company since February 2016. Since January 2018, she has served as chief executive officer of Girls Who Invest, Inc., a non-profit organization dedicated to increasing the number of women in portfolio management and executive leadership in the asset management industry. From January 2009 through December 2016, Ms. Cowell served as the Treasurer of the State of North Carolina, the first woman to hold the office. From 2004 to 2008, she served as a North Carolina State Senator, and she served on the Raleigh, North Carolina City Council from 2001 to 2004. Earlier in her career she worked with Corning Inc., Sibson & Co., SJF Ventures, HSBC Holdings plc and Lehman Brothers Holdings Inc. Since May 2016, Ms. Cowell has served on the board of directors and audit committee of James River Group Holdings, Ltd., a public company that owns and operates a group of specialty insurance and reinsurance companies. Ms. Cowell received a B.A. degree from the University of Pennsylvania and an M.B.A. from the University of Pennsylvania Wharton School of Business as well as an M.A. degree in International Studies from the University of Pennsylvania Lauder Institute. The Board of Directors believes that Ms. Cowell’s extensive financial and business experience and extensive knowledge of accounting and risk management allow her to make valuable contributions to the Board.

M. Scot Wingo, age 50, is a co-founder of our company and has served as chairman of our board of directors since our inception in 2001 and as our executive chairman since May 2015. Mr. Wingo is a co-founder of, and since July 2016 has served as the chief executive officer of, Get Spiffy, Inc., a private company providing on-demand car cleaning technology and services. He served as our chief executive officer from 2001 until May 2015. Before founding ChannelAdvisor, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. Mr. Wingo received a B.S. degree in computer engineering from the University of South Carolina and an M.S. degree in computer engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s knowledge of our company as one of our co-founders, his reputation as a thought leader in the e-commerce industry and his experience with software companies before founding our company allow him to make valuable contributions to the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Timothy J. Buckley, age 67, has served as a director of our company since 2004 and as lead independent director since July 2016. Mr. Buckley served as chief executive officer of Xtium, Inc., a provider of virtual hosting and recovery services, from September 2012 until November 2014. From 2003 to 2011, Mr. Buckley served as a consultant to a number of technology companies. From 1999 to 2003, Mr. Buckley served as the chief operating officer for Red Hat, Inc., a public software company. From 1993 to 1999, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation, a public software application company that was acquired by Microsoft in 2000. He served on the board of directors and audit committee of SciQuest, Inc., a public on-demand software company, from 2010 until its acquisition in July 2016. Mr. Buckley holds a B.A. degree from Pennsylvania State University. The Board of Directors believes that Mr. Buckley’s experience as a sales executive and chief operating officer for public companies in the software industry as well as his past service as a director of several companies allow him to make valuable contributions to the Board.

Joseph L. Cowan, age 70, has served as a director of our company since August 2016. From October 2013 to October 2017, Mr. Cowan served as the president, chief executive officer, and as a director of, Epicor Software Corporation, a private company providing industry-specific enterprise software. Before joining Epicor, he was president of DataDirect Networks, Inc., a privately held data storage infrastructure provider, from June 2013 until October 2013, and a director from August 2012 until October 2013. He served as president, chief executive officer and a director of Online Resources Corporation, a public company providing internet and electronic finance services, from 2010 until its acquisition by ACI Worldwide in March 2013. From 2009 to 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. He served as chief executive officer and a member of the board of directors of Interwoven Inc., a public company providing enterprise content management software, from 2007 until its acquisition by Autonomy, Inc. in 2009. Before that, Mr. Cowan served in a variety of other executive management positions with companies including Manugistics Group, Inc., EXE Technologies, Inc., Invensys Automation & Information Systems, Wonderware, Texas Instruments, Eurotherm Corp. (now part of Invensys), Monsanto, and Honeywell Information Systems. Mr. Cowan currently serves on the board of directors and compensation committee of NICE Ltd., a public company providing internet-based data solutions, and as chairman of the board of directors of SAI Global Pty Limited, a private company owned by Baring Private Equity Asia. He previously served as a director of Blackboard Inc., then a public software company, from 2007 to 2011. Mr. Cowan received a B.S. degree in electrical engineering from Auburn University and an M.S. degree in engineering from Arizona State University. The Board of Directors believes that Mr. Cowan’s extensive experience as a chief executive officer for public companies in the software industry as well as his service as a director of several private and public companies allow him to make valuable contributions to the Board.

Marc E. Huffman, age 48, has served as a director of our company since March 2016. Mr. Huffman has served since February 2018 as the chief operating officer of BlackLine, Inc., a public company providing cloud-based finance and accounting solutions. He served from November 2016 to November 2017 as senior vice president sales for the NetSuite Global Business Unit of Oracle Corporation, a public company providing products and services for corporation information technology environments. Mr. Huffman served as the president, worldwide sales and distribution of NetSuite Inc., a public company providing cloud-based financial solutions, from April 2014 until its acquisition by Oracle Corporation in November 2016, and previously served as its senior vice president of North American Verticals, Channels and APAC from 2010 to April 2014, as senior vice president of sales, North America from 2008 to 2010, and as vice president of sales beginning in 2003. Before joining NetSuite, he served as group sales director at Oracle Corporation from 1996 to 2003 and as a sales manager at Hayden Enterprises from 1995 to 1996. Mr. Huffman received a B.S. degree in business with emphasis on marketing from California State University, Chico. The Board of Directors believes that Mr. Huffman’s extensive sales, management and operational experience with public companies in the software-as-a-service industry allows him to make valuable contributions to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of the director’s family members, and our company, our senior management and our independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable listing standards: Ms. Cowell and Messrs. Buckley, Cowan, Huffman and Williams. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Messrs. Wingo and Spitz are not independent directors by virtue of their service as our executive officers.
BOARD LEADERSHIP STRUCTURE
The Board is currently chaired by our executive chairman, Mr. Wingo, and we have had a lead independent director since January 2015, with Mr. Buckley serving as our lead independent director since July 2016. As specified in the Corporate Governance Guidelines adopted by the Board, the responsibilities of the lead independent director include:

•	With the chair, establishing the agenda for regular Board meetings and serving as chair of Board meetings in the absence of the chair;

•	Establishing the agenda for meetings of the independent directors;

•	Coordinating with the committee chairs regarding meeting agendas and informational requirements;

•	Presiding over meetings of the independent directors;

•	Presiding over any portions of meetings of the Board at which the evaluation or compensation of the chief executive officer is presented or discussed;

•	Presiding over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and

•	Coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the chair.

The Board appointed Mr. Buckley as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to an executive chairman of the Board. In addition to the specific responsibilities of the lead independent director described above, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the executive chairman’s extensive history with and knowledge of our company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and reinforce the independence of the Board, we believe that it is advantageous for us to have both an executive chairman and lead independent director to lead the Board.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which the Board member served that were held during the period of the director’s service.
As required under applicable NYSE listing standards, in the year ended December 31, 2018, or fiscal 2018, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Buckley, our lead independent director, presided over the executive sessions.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2018 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy J. Buckley	X	X*
Joseph L. Cowan		X	X
Janet R. Cowell	X		X
Marc E. Huffman		X
Timothy V. Williams	X*		X*
Total meetings in fiscal 2018	8	4	4
*2018 Committee chair. In January 2019, Ms. Cowell became chair of the Nominating and Corporate Governance Committee.
Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair the member’s individual exercise of independent judgment with regard to our company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. During fiscal 2018, the Audit Committee met eight times and consisted of three directors, Ms. Cowell and Messrs. Buckley and Williams. The Board reviews the NYSE listing standards definition of independence for audit committee members on an annual basis and has determined that each satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act.
Mr. Williams is the chairman of the Audit Committee and the Board has determined that each of Mr. Williams and Ms. Cowell is an “audit committee financial expert” as defined by SEC rules and regulations. The Board made a qualitative assessment of Mr. Williams’ and Ms. Cowell’s respective levels of knowledge and experience based on a number of factors, including formal education and, for Mr. Williams, experience as a chief financial officer for a public reporting company, and, for Ms. Cowell, experience as Treasurer of the State of North Carolina.

The principal duties and responsibilities of the Audit Committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by the independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and the independent auditor our annual and quarterly reports, including the reasonableness of significant judgments and estimates, alternative accounting policies available under generally accepted accounting principles, and the adequacy of disclosures, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements;

•	overseeing our internal audit function; and

•
conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.channeladvisor.com.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Timothy V. Williams, Chair
Timothy J. Buckley
Janet R. Cowell

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of three directors, Messrs. Buckley, Cowan and Huffman, with Mr. Buckley serving as chair. Each member of our Compensation Committee is independent (as independence is currently defined in the NYSE listing standards for compensation committee members) and is a non-employee member of our Board (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee met four times during fiscal 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The principal duties and responsibilities of our Compensation Committee include:

•
establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•
reviewing and discussing with management the compensation discussion and analysis, or CD&A, and considering whether to recommend it be included in our annual proxy statements and other SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least three times each year and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the chief executive officer. The Compensation Committee meets in executive session from time to time as necessary. Members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the chief executive officer's compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
In July 2017, after taking into consideration the six factors prescribed by the SEC and NYSE, our Compensation Committee retained Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services for fiscal 2018. The Compensation Committee assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the Committee. Specifically, the Compensation Committee engaged Compensia to suggest a peer company group composed of public companies with revenues, market capitalization and employee populations comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive team against compensation for similarly situated executives at our peer group companies. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations. These recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement. Our management did not have the ability to direct Compensia’s work. In August 2018, after taking into consideration the six factors prescribed by the SEC and NYSE, our Compensation Committee engaged Pearl Meyers & Partners, LLC, a national compensation consulting firm, to provide executive compensation advisory services for fiscal 2019.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the chief executive officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the chief executive officer. The performance evaluation of the chief executive officer is conducted by the Compensation Committee, which determines any adjustments to compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies considered to be comparable to us, as identified by the compensation consultant engaged by the Committee.

THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR FISCAL 2018 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.
Compensation Committee Interlocks and Insider Participation
During fiscal 2018, the members of our Compensation Committee were Messrs. Buckley, Cowan and Huffman, none of whom is a current or former employee of our company. None of the members of our Compensation Committee had a direct or indirect material interest in any related person transaction involving our company.
No interlocking relationships exist between our Board or our Compensation Committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.
Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Timothy J. Buckley, Chair
Joseph L. Cowan
Marc Huffman

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of three directors, Ms. Cowell and Messrs. Cowan and Williams. Mr. Williams served as chair during 2018, and Ms. Cowell became chair in January 2019. Each member of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in the NYSE listing standards for directors). The Nominating and Corporate Governance Committee met four times during fiscal 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.channeladvisor.com.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•	overseeing an annual evaluation of the Board’s performance and the evaluation of management.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in the candidate’s field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, including gender diversity, in order to ensure consideration of a wide range of perspectives, as well as age, skills and other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, at least 90 days, but not more than 120 days, before the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include the information required by our bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.
These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving our company will be promptly and directly forwarded to the Audit Committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation or Nominating and Corporate Governance Committee.
CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.channeladvisor.com. The Nominating and Corporate

Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the amendment or waiver on our website.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.channeladvisor.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for fiscal 2019 and has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that a change would be in the best interests of our company and our stockholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and have the effect of negative votes.
INDEPENDENT AUDITOR FEES AND SERVICES
The aggregate fees of Ernst & Young LLP billed to us for the fiscal years shown were as follows.

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,205,750	$658,904
Audit-related Fees	—	$185,000
Tax Fees	$74,491	$68,348
Total Fees	$1,280,241	$912,252
All fees described above were pre-approved by the Audit Committee.
Audit Fees includes fees billed for the fiscal year shown for professional services for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as consent procedures for SEC filings. For fiscal 2018, for the first time as a result of our exit from emerging growth company status, as defined under SEC rules, this included testing and review to issue an opinion on our internal control over financial reporting included in our Annual Report on Form 10-K for fiscal 2018.

Audit-related Fees includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of our financial statements and are not reported under the category “Audit Fees.” For fiscal 2017, this included consultations related to the research, decisions, documentation and other preparations necessary to adopt the new revenue recognition standard Accounting Standards Codification 606, Revenue from Contracts with Customers as of January 1, 2018. This also included the related testing and review of internal control over financial reporting implementation affecting future periods.

Tax Fees includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning and tax advice. The services were primarily related to tax advice and ongoing transfer pricing documentation assistance.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The Committee generally pre-approves services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or our company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2020 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from voting.
The Board recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. The Board believes that an annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation philosophy, policies and practices, as disclosed in this proxy statement, on a timely basis. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation practices should be held every year, every other year or every three years. The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be deemed to be the frequency preferred by the stockholders.
The Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” FOR PROPOSAL 4.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers:

Name	Age	Position
David J. Spitz	46	Chief Executive Officer and Director
M. Scot Wingo	50	Executive Chairman
Mark E. Cook	59	Chief Financial Officer and Treasurer
Diana S. Allen	50	Vice President, General Counsel and Secretary
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:
Mark E. Cook has served as our chief financial officer since August 2015. From 2007 until joining ChannelAdvisor, he served as Vice President, Finance and Controller of Red Hat, Inc., a public company providing open source software solutions, and served as Vice President and Treasurer from 2004 to 2007. From 1980 through 2004, Mr. Cook held roles as Director of Corporate Finance, Treasurer, Analyst and Programmer with global textile and manufacturing companies including RJR Nabisco, Inc. and Burlington Industries, Inc. Mr. Cook received a B.S. degree in Finance from Florida State University and an M.B.A. from The University of North Carolina at Greensboro.
Diana S. Allen has served as our vice president, general counsel and secretary since January 2014. From 2005 until joining ChannelAdvisor, she served as associate general counsel, assistant secretary and compliance director for Cree, Inc., a public company providing lighting-class LEDs, LED lighting and semiconductor products for power and radio frequency applications. From 1997 to 2005, she was a corporate attorney with Helms Mulliss & Wicker, PLLC, a Raleigh, North Carolina law firm (formerly part of Smith Helms Mulliss & Moore LLP). Ms. Allen received a B.A. degree from Columbia College, Columbia University and a J.D. from Duke University School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 7, 2019 by: 1) each director serving as of that date, 2) each of the executive officers named in the Summary Compensation Table, 3) all executive officers and directors as a group serving as of that date and 4) all those known by us to be beneficial owners of more than five percent of our common stock. Except as set forth below, the principal business address of each such person or entity is c/o ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

	Beneficial Ownership (1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Shapiro Capital Management LLC (2)	4,019,269	14.5
ArrowMark Colorado Holdings LLC (3)	3,626,632	13.0
Altai Capital Management, LLC (4)	2,537,425	9.1
Janus Henderson Group plc (5)	1,899,958	6.8
BlackRock, Inc. (6)	1,700,243	6.1
Named Executive Officers and Directors:
David J. Spitz (7)	1,125,977	3.9
M. Scot Wingo	589,162	2.1
Mark E. Cook (8)	197,641	*
Diana S. Allen (9)	96,774	*
Timothy J. Buckley (10)	87,400	*
Timothy V. Williams (11)	79,275	*
Joseph L. Cowan	56,622	*
Marc E. Huffman	53,360	*
Janet R. Cowell	42,263	*
All directors and executive officers as a group (9 persons) (12)	2,328,474	8.1
________________________

*    Represents beneficial ownership of less than 1%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,797,512 shares outstanding on March 7, 2019, adjusted as required by rules promulgated by the SEC.

(2)
As reported by Shapiro Capital Management LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019, which states that Shapiro Capital Management LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,715,808 of the shares. The securities are owned by one or more advisory clients for which Shapiro Capital Management LLC serves as an investment adviser. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC, in which capacity he exercises dispositive power over the securities reported by Shapiro Capital Management LLC. Samuel R. Shapiro reported owning none of the shares for his individual account and expressly disclaimed beneficial ownership of these securities. The principal business address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(3)
As reported by ArrowMark Colorado Holdings LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2019, which states that ArrowMark Colorado Holdings LLC has sole dispositive power and sole voting power with respect to all of the shares. The securities are owned by one or more advisory clients for which ArrowMark Colorado Holdings LLC serves as an investment adviser. The principal business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(4)
As reported by Altai Capital Management, L.P. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2019, which states that Altai Capital Management, L.P., Altai Capital Management, LLC and Rishi Bajaj

have shared voting and dispositive power with respect to all of the shares. The securities are owned by one or more advisory clients for which Altai Capital Management, L.P. serves as an investment adviser. The principal business address of Altai Capital Management, L.P. is 4675 MacArthur Court, Suite 590, Newport Beach, California 92660.

(5)
As reported by Janus Henderson Group plc in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2019, which states that Janus Henderson Group plc has shared voting and dispositive power with respect to all of the shares. Janus Henderson Group plc is the parent company of Janus Henderson Venture Fund. The securities are owned by one or more advisory clients for which Janus Henderson Venture Fund serves as an investment adviser. The principal business address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.

(6)
As reported by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2019, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 1,625,995 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)
Consists of 352,553 shares of common stock, 62,500 restricted stock units that will vest within 60 days of March 7, 2019 and 710,924 shares of common stock underlying options that are vested and exercisable within 60 days of March 7, 2019.

(8)	Consists of 114,866 shares of common stock and 82,775 shares of common stock underlying options that are vested and exercisable.

(9)
Consists of 34,900 shares of common stock, 5,625 restricted stock units that will vest within 60 days of March 7, 2019 and 56,249 shares of common stock underlying options that are vested and exercisable within 60 days of March 7, 2019.

(10)	Consists of 81,150 shares of common stock and 6,250 shares of common stock underlying options that are vested and exercisable.

(11)	Consists of 63,650 shares of common stock and 15,625 shares of common stock underlying options that are vested and exercisable.

(12)
Consists of 1,388,526 shares of common stock, 68,125 restricted stock units that will vest within 60 days of March 7, 2019 and 871,823 shares of common stock underlying options that are vested and exercisable within 60 days of March 7, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2018 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
The following section describes the compensation we paid to our chief executive officer, our executive chairman and our other executive officers as of December 31, 2018, who we refer to as our “named executive officers” for 2018.
COMPENSATION DISCUSSION AND ANALYSIS
WHERE WE ARE TODAY
We became a public company in May 2013, and we remained an emerging growth company subject to scaled proxy statement reporting requirements until the end of 2018. Beginning with this proxy statement, we are including a Compensation Discussion and Analysis, or CD&A, with additional detail regarding our executive compensation program, and a “say on pay” advisory vote on the compensation of our named executive officers. In addition, in this proxy statement we include a proposal for approval by the stockholders regarding the frequency with which we will hold a “say on pay” advisory vote on compensation.
This year’s CD&A reviews the objectives and elements of our executive compensation program and discusses compensation earned by our named executive officers. It also explains the actions our Compensation Committee took based on its ongoing commitment to consider stockholder feedback and to ensure our executive team remains focused on our growth goals and creating long-term value for our stockholders.
Listening to Our Stockholders
We solicit feedback from our largest stockholders to understand our stockholders’ views on our compensation programs. During 2018, we solicited feedback on our executive compensation from our top 25 stockholders holding approximately 80% of our outstanding common stock, and our Compensation Committee chair and management engaged in meaningful discussions with several of these top stockholders regarding our executive compensation program. The feedback we received has been instrumental in shaping decisions related to our program.
The stockholders we spoke with reinforced that they are broadly supportive of our program’s philosophy and design. For example, based in part on stockholder feedback, in November 2018 the Committee added a “double-trigger” to our severance and change in control agreements, which means that any equity grants made after 2018 will be subject to accelerated vesting under the agreements in the event of a change in control only if employment is terminated. In addition, the Committee extended the clawback provisions of section 304 of the Sarbanes-Oxley Act of 2002 to apply to all of our executive officers.
Stockholders also endorsed the emphasis we place on performance-based pay through our incentive plans, especially the mix of equity vehicles we use in our long-term incentive plan, in the form of service-based vesting stock options (50%) and restricted stock unit, or RSU, awards (50%) that vest annually over a four-year period, subject to the executive’s continued employment with us. In addition, stockholders support our view that a substantial majority of our chief executive officer’s compensation should be “at risk,” based on the percentage of the executive’s compensation that is derived from our cash incentive award and equity grants, as compared with base salary. For our most recent reporting period, this percentage was 76%. Stockholders indicated that our compensation programs are currently appropriate at this stage of our growth as we have just exited emerging growth company status, as defined under SEC rules. The stockholders we received feedback from also agree that our program is appropriate in light of our size and the complexity and administrative burden of implementing performance-based vesting at a time when our company is focused on revenue and margin growth. Our Compensation Committee continues to carefully consider whether performance-based vesting of RSUs should potentially be implemented in future years.
Best Compensation Governance Practices and Policies
Our executive compensation program is performance-driven, competitive with the market and responsibly governed to mitigate excessive risk-taking. The Compensation Committee continually evaluates our compensation policies and practices to ensure that they are consistent with good governance principles. Below are highlights of what we do and what we do not do.

What We Do	What We Do Not Do
✓Place the majority of weight on performance-based, variable, long-term compensation and emphasize “at risk” compensation	No guaranteed bonuses
✓Review market practices and make internal comparisons among our executives when making compensation decisions	No excise tax gross-ups
✓Clawback policy applies to all executive officers	No perquisites
✓Change in control benefits include a double-trigger, with no cash payments received and no vesting acceleration for equity granted after 2018 unless employment is terminated	Do not offer cash severance benefits to our executives that exceed one times base salary and annual bonus
✓Require significant levels of stock ownership be met and subsequently retained	No hedging or pledging of company stock
✓Seek advice from an independent compensation consultant

Our 2018 Named Executive Officers
Our named executive officers for the fiscal year ended December 31, 2018, are as follows:

•	David J. Spitz, our chief executive officer, or CEO;

•	M. Scot Wingo, our executive chairman;

•	Mark E. Cook, our chief financial officer, or CFO; and

•	Diana S. Allen, our general counsel and secretary.

2018 OVERVIEW
Our Business: 2018 Performance Overview
2018 was a year of growth and increased profitability for our company. Our revenue increased from $122.5 million in 2017 to $131.2 million in 2018, an increase of 7.1%. In addition, our gross profit under generally accepted accounting principles, or GAAP, was $101.7 million, representing a 77.5% gross margin for 2018, compared with $93.4 million and 76.3% for 2017. Our GAAP net loss was $7.6 million for 2018, compared with a GAAP net loss of $16.6 million for 2017. Our adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, a non-GAAP measure, was $9.8 million for 2018, compared with $4.6 million for 2017. Adjusted EBITDA excludes depreciation, amortization, income tax expense, interest income (expense), non-cash stock-based compensation expenses, and other non-recurring items.1
In addition, our average revenue per customer increased 8.4% from $42,693 for 2017 to $46,286 for 2018, and we processed over $10 billion of gross merchandise value in 2018, an increase of 12.4% from 2017. Underlying our growth, we signed agreements with many new strategic partners, including 30 marketplaces and five leading, global logistics providers.
2018 Compensation Highlights
Based in part on the performance results above, the Compensation Committee made the following decisions for 2018:

•
Base salary: The named executive officers, except for Mr. Spitz and Mr. Wingo, received base salary increases ranging between approximately 2% to 4%, to better align their pay with peer companies. Mr. Spitz, our CEO, did not receive any base salary increase for 2018. Mr. Wingo’s base salary has remained $125,000 since the early 2000s.

1 Adjusted EBITDA amounts under ASC 606, which we adopted in 2018, were approximately $6.8 million higher than those under ASC 605 due to a benefit from capitalization of sales commissions and other direct sales costs required under ASC 606. The other non-recurring items excluded from adjusted EBITDA were, for fiscal 2018, non-recurring severance and related costs, and for fiscal 2017, as described in Note 6 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2018, non-recurring charges for voluntary disclosure agreements with respect to sales tax obligations. We believe this non-GAAP measure provides useful information relating to our results of operations. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation table of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA, is included in our Annual Report on Form 10-K for fiscal 2018 and is also available as part of the “Supplemental Financial Information” presentation available on our website at http://ir.channeladvisor.com.

•
Annual performance bonus: In 2018, we achieved approximately 90% of our specified corporate objectives for the year on a blended weighted basis and each of our named executive officers (other than Mr. Wingo, who is not eligible for bonuses) received a performance bonus of approximately 90% of the executive’s target annual performance bonus opportunity. We did not pay any discretionary bonuses to our named executive officers in 2018.

•
Long-term incentives. In determining the appropriate target equity award for each named executive officer for 2018, the Compensation Committee considered each named executive officer's current equity holdings, including the extent to which such holdings were “in-the-money,” the extent to which the holdings remained unvested and therefore continued to serve as a retention tool, as well as the potential dilution of our share reserves, along with individual performance, total pay opportunities and peer company data. The Compensation Committee determined that in order to attract and retain top talent, each of our named executive officer’s equity compensation grants should be competitive with peer company data; however, due to the historically low level of our stock price in February 2018, the Compensation Committee determined that, to preserve share usage, it was in the best interests of our company and our stockholders to approve equity grants for our named executive officers other than Mr. Spitz at a level 30% below the median level of equity grants at our peer group companies, and for Mr. Spitz at a level 35% below the median level to reflect Mr. Spitz’s ultimate responsibility for our success as our chief executive officer. The Compensation Committee determined that if we were to perform as expected in 2018, these equity grants would be more valuable due to an increased stock price, and thus made comparable reductions in the size of the 2018 equity grants to incentivize the executive officers to continue to work to improve our performance.

2018 Target Total Direct Compensation At-A-Glance
We tie pay to performance and emphasize “at risk” compensation. Our Compensation Committee structures a significant portion of our named executive officers’ target total direct compensation, consisting of base salary, an annual performance bonus opportunity and equity awards, to be variable, at risk and tied directly to our performance over the short- and long-term. The following chart shows the portion of the 2018 total direct compensation of our chief executive officer that was “at-risk,” consisting of annual performance bonus earned and equity awards granted, as reported in our “2018 Summary Compensation Table:”
*Reflects 2018 annual base salary, performance bonus award and grant date fair values of equity awards, as reported in the Summary Compensation Table below. The chart does not include “All Other Compensation” as reported in the Summary Compensation Table, because the amounts were less than 1% of total compensation.

As reflected in the chart above, 76% of our CEO’s total direct compensation was “at risk,” with 54% attributable to long-term equity awards and 22% attributable to an annual bonus award paid only if we achieve pre-established revenue and adjusted EBITDA goals. Only 24% of our CEO’s total direct compensation was attributable to fixed compensation in the form of base salary.
While our revenue and margins increased in 2018, our CEO’s 2018 total compensation was more than 10% lower than his 2017 total compensation, with the grant date fair value of his 2018 equity awards nearly 40% lower than the grant date fair value of his 2017 equity awards. See the details reported in our “Summary Compensation Table” below.
OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM
Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation program and policies are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value and facilitate executive retention; and

•	align our executives’ interests with those of our stockholders through long-term incentives.
Our executive compensation program generally consists of, and is intended to strike a balance among, three principal elements: base salary, annual performance bonuses and long-term incentive compensation in the form of equity awards. We also provide our executive officers with reasonable severance and change-in-control protections, as well as other benefits generally available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following table summarizes these three principal elements, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Reviewed annually at the beginning of the year and determined based on a number of factors including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our company, and by reference to market data provided by our Compensation Committee’s compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.
Target annual performance bonus opportunities, expressed as a percentage of base salary, are reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Actual bonus payments are dependent upon the achievement of specific corporate performance objectives determined by our Compensation Committee.

Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and each executive officer’s individual performance.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages continued employment over the long-term.

Annual equity awards are reviewed and determined at the beginning of each year or as appropriate during the year for new hires, promotions or rewards for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives and competitive market data provided by our Compensation Committee’s compensation consultant.

Equity awards are provided in the form of stock options and restricted stock units that vest in annual installments (rather than monthly or quarterly) over a four-year period subject to continued service with us. Stock options and restricted stock units are key aspects of our “pay-for-performance” philosophy, providing a return only if the market price of our stock appreciates.

In evaluating our executive compensation program and policies, as well as the short- and long-term value of our executive compensation plans and arrangements, our Compensation Committee focuses on providing a competitive compensation package that provides significant short- and long-term incentives for the achievement of measurable corporate objectives and individual contribution towards our corporate performance. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
We do not currently have formal policies for allocating compensation among base salary, annual performance bonuses and equity awards, short- and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee uses its judgment to establish a target total direct compensation opportunity for each named executive officer that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. A significant portion of our named executive officers’ target total direct compensation opportunity is comprised of “at-risk” compensation in the form of an annual performance bonus opportunity and equity awards tied to stockholder returns, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
As our executive chairman, co-founder of our company and former CEO, we compensate Mr. Wingo differently than our other named executive officers. Mr. Wingo is paid a cash salary for his industry acumen and strategic skills as an executive officer (roughly 1/3 the value of the salary we pay to our CEO) and is not otherwise compensated for his services as an executive officer. Mr. Wingo is compensated for his service on our Board of Directors with equity awards in the same manner as our other members of the Board of Directors, excluding our CEO.
HOW WE DETERMINE EXECUTIVE COMPENSATION
Role of our Compensation Committee and Executive Officers in Setting Executive Compensation
As described above, our Compensation Committee, composed entirely of independent directors, is responsible for administering our executive compensation program and operates under a written charter. The Compensation Committee oversees our executive compensation program, policies, practices and plans, and reviews and determines the compensation to be paid to our executive officers and the non-employee members of our Board.
In making its executive compensation determinations, our Compensation Committee considers recommendations from our CEO for our other executive officers. The CEO has access to third party compensation surveys and compensation data provided by our Compensation Committee’s compensation consultant, as described below. The CEO does not participate in the deliberations concerning, or the determination of, the CEO’s compensation. In addition to our CEO, our chief people officer and our general counsel also attend Compensation Committee meetings and take part in discussions of executive compensation. No executive officer is present during voting or deliberations on the executive officer’s own compensation.
Role of our Compensation Consultant
Our Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For fiscal 2018, our Compensation Committee retained Compensia, Inc., a national compensation consultant, to assist it in reviewing our executive compensation programs, making compensation decisions for each of our executive officers and ensuring that our compensation programs remain competitive in attracting and retaining talented executives. Our compensation consultant reports directly to our Compensation Committee, which maintains the authority to direct its work and engagement. Our compensation consultant interacts with management to gain access to company information that is required to perform its services and to understand the culture and policies of our organization.
Compensia’s engagement with respect to 2018 executive compensation decisions included conducting a review of the design and competitive positioning of our compensation programs for our chief executive officer, other executive officers and non-employee directors in preparation for making compensation decisions for 2018, reviewing our aggregate long-term incentive practices and updating its prior compensation study regarding equity grant practices. As part of the in-depth review for 2018 compensation, Compensia provided the Compensation Committee with the following services, which our Compensation Committee used to make decisions related to compensation for 2018:

•
reviewed and provided an analysis of the compensation arrangements for all of our named executive officers, including the design and structure of our annual cash incentive bonus plan and equity-based incentive compensation program;

•	advised on the design and structure of our cash and equity incentive compensation programs;

•	prepared an analysis of our share usage under our equity incentive plan;

•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;

•	provided recommendations and assisted with developing our peer group;

•	provided compensation data for similarly situated executive officers at companies in our peer group; and

•	reviewed and provided recommendations on the compensation program for our non-employee directors.
Our Compensation Committee considered whether the work of Compensia raised any conflict of interest, taking into account the following factors: (i) the amount of fees paid to the compensation consultant, as a percentage of the firm’s total revenue; (ii) the provision of other services to us by the compensation consultant; (iii) the compensation consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; (v) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any of our executive officers or any members of the Compensation Committee and (vi) any shares of our common stock owned by the compensation consultant or the individual compensation advisors employed by the firm. Based on these factors, our Compensation Committee concluded that the work of Compensia and the individual compensation advisors employed by Compensia did not create any conflict of interest.
Use of Competitive Market Data
We strive to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the competitive market for executive talent, including the current practices of comparable public companies with which we compete for talent. Consequently, our Compensation Committee reviews market data for each executive officer’s position, compiled by Compensia for 2018 compensation, as described below.
In October 2017, with the assistance of Compensia, the Compensation Committee approved a peer group of companies for use as a reference when determining the compensation of our executive officers for 2018. Peer companies are generally used as a reference in understanding the competitive market, evaluating current pay practices and philosophies and considering compensation and corporate governance best practices in connection with determining executive compensation. This peer group was selected from among publicly-traded internet and software companies based in the United States, with an emphasis on software-as-a-service, or SaaS, companies, based on the comparability of revenue and market capitalization. Specifically, companies were selected with the following parameters: operating in the internet and software industry, annual revenue generally between $60 million and $240 million, a range of approximately one-half to two times our revenue at the time, and market capitalizations from approximately one-third ($100 million) to three times ($840 million) our market capitalization at the time. Our Compensation Committee believes that the companies selected for this peer group were broadly comparable to us, and represented our labor market for talent for key leadership positions at the time the compensation decisions for 2018 were made. This peer group consisted of the following 19 companies:

Actua Corporation	Instructure, Inc.	Mobileiron, Inc.	The Meet Group, Inc.
Amber Road, Inc.	Jive Software, Inc.	Model N, Inc.	Xactly Corporation
Bazaarvoice, Inc.	Leaf Group Ltd.	PROS Holdings, Inc.	YuMe, Inc.
Brightcove Inc.	Marchex, Inc.	Rapid7, Inc.	Zix Corporation
eGain Corporation	Marin Software Incorporated	TechTarget, Inc.
The Compensation Committee used the peer group data to determine the various compensation levels and programs of similar companies that are competing for talent. In addition, the peer group provided a framework from which the Compensation Committee could determine a compensation program that would effectively attract, retain and incentivize management. In constructing the peer group for decisions for 2018 compensation, three companies (SciQuest, Tangoe, and Textura) were removed from the 2017 peer group because they were acquired, and two companies (Five9 and Mindbody) were removed from the 2017 peer group because their market capitalization exceeded the range. Seven companies (Brightcove, Leaf Group, Marchex, MobileIron, Rapid 7, The Meet Group and YuMe) that met the peer group criteria were added to keep the peer group close to 20 companies.

In addition, Compensia also provided the Compensation Committee information that reflects a proprietary 2017 executive compensation survey of companies from Radford, an Aon Hewitt Company, with the same financial criteria and relevant industries as the peer group.
Our Compensation Committee does not “benchmark” the compensation of any of our named executive officers to a specific percentile of the compensation data derived from our peer group. Rather, our Compensation Committee reviews compensation data from the peer group companies and the Radford survey, collectively referred to as the market data, as reference points in making executive compensation decisions (generally at the 25th, 50th and 75th percentiles of the market data). Our Compensation Committee’s general aim is for total executive compensation to remain competitive with the market, with individual amounts varying as appropriate based on corporate and individual executive performance, and other factors that our Compensation Committee deems to be appropriate. Due to our limited history as a public company and our evolving and growing business, we have not developed a specific market positioning that we consistently aim for in setting compensation levels; instead our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each named executive officer based on various facts and circumstances appropriate for us in any given year. Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may be at varying levels compared to the market data.
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels the Committee determines to be competitive and appropriate for each named executive officer, using the Committee’s professional experience and judgment. Compensation decisions are not made by use of a formulaic approach; our Compensation Committee believes that these decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, our Compensation Committee generally takes into consideration the following factors:

•	our corporate performance and business needs

•	each named executive officer’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company

•	internal pay equity among our named executive officers and positions

•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry

•	a range of market data reference points, as described above under “Use of Competitive Market Data”

•	the total compensation cost and stockholder dilution from executive compensation actions

•	trends and compensation paid to similarly situated executives within our market

•	its compensation consultant’s recommendations

•	a review of each named executive officer’s total targeted and historical compensation and equity ownership

•	our CEO’s recommendations, based on the CEO’s direct knowledge of the performance of each named executive officer and the CEO’s review of competitive market data
2018 EXECUTIVE COMPENSATION PROGRAM
Annual Base Salary
In February 2018, our Compensation Committee determined that because we did not meet our internal revenue and adjusted EBITDA goals for 2017, the base salary for our CEO would not increase for 2018, but would remain at $411,000, the same amount as for 2017. This decision reflects the CEO’s ultimate responsibility for our success and performance. The Compensation Committee determined it was appropriate to increase our CFO’s base salary 2% to $330,000 and to increase our general counsel’s base salary 4% to $290,000, in each case effective June 1, 2018, to keep their base salaries competitive and move closer to the 50th percentile of the market data. Our executive chairman’s base salary has remained $125,000 since the early 2000s.

Annual Performance Bonuses
In addition to base salaries, our named executive officers, other than Mr. Wingo, are eligible to receive annual performance-based cash bonuses. The annual bonuses are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieve the corporate goals that our Compensation Committee establishes each year.
For 2018, the target bonus percentages remained the same as in 2017: 100% of annual base salary for our CEO, 50% of annual base salary for our CFO, and 41% of annual base salary for our general counsel.
The corporate objectives and relative overall weighting for 2018 were established by our Compensation Committee. The corporate objectives established were the key metrics we report to our stockholders: total revenue and adjusted EBITDA, a non-GAAP measure described above in “Our Business: 2018 Performance Overview.” Due to its importance to our stockholders, total revenue was weighted at 75% of the potential payout and the minimum total revenue threshold must be met for any payout. Adjusted EBITDA was weighted at 25% of the potential payout. The target amounts for each objective were established based on our internal fiscal 2018 budget. No specific individual goals were established for any of our named executive officers, but the Committee reviews each executive officer’s performance and contribution to our company’s performance in connection with determining the annual bonus amount, if any, to be paid to the executive officer. In February 2019, our Compensation Committee reviewed our performance against the pre-established performance levels for each corporate objective and approved the extent to which we achieved each of our corporate objectives. The Committee also evaluated each executive officer’s performance and contribution to our company’s performance.
Under our 2018 annual bonus structure, if the minimum level of performance pre-established by our Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was positive, 50% of the target incentive payment would be payable to the named executive officer. If the target level of performance pre-established by the Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was positive, 100% of the target incentive payment would be payable to the named executive officer. If the maximum level of performance pre-established by the Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was positive, 150% of the target incentive payment would be payable to the named executive officer. Awards were calculated linearly for achievement between the performance thresholds and targets. No additional payment was available for achievement beyond the maximum threshold.
Each of the corporate objectives, their relative weight, and our percentage achievement towards the total bonus, in each case as determined by our Compensation Committee, is set forth in the table below.

Metric	Minimum (50% payment)	Target (100% payment)	Maximum (150% payment)	Actual Achievement (90% on a blended weighted basis)
Total Revenue (75% of payment)	$126 million (5% below Target)	$132.3 million (Budget)	$136.3 million (3% above Target)	$131.2 million (91% of Target, weighted at 75%)
Adjusted EBITDA (25% of payment)	$1 million (midpoint of pre-ASC 606 guidance)	$3.8 million (Budget)	$4.9 million (30% above Target)	$3 million (85% of Target, weighted at 25%)
The revenue target was based on our internal fiscal 2018 budget of $132.3 million, compared to the top of our revenue guidance issued as of February 13, 2018 of $130.0 million. The adjusted EBITDA target was based on our internal fiscal 2018 budget of $3.8 million under ASC 605, compared to the top of our adjusted EBITDA guidance issued under ASC 605 as of February 13, 2018 of $1.8 million.2 At the time the Compensation Committee set these goals for 2018, the Compensation Committee believed that each of the target goals was achievable, but only with significant effort. Our total revenue and adjusted EBITDA targets for 2018 reflected an approximate 8% and 7% increase, respectively, over our actual results for 2017.
2 The executives’ targets were based on ASC 605, which we followed before 2018, and included a then-estimated $6 million in additional sales commission expense. Adjusted EBITDA amounts under ASC 606, which we adopted in 2018, were approximately $6.8 million higher than those under ASC 605 due to a benefit from capitalization of sales commissions and other direct sales costs required under ASC 606.

In evaluating the individual performance of our named executive officers in February 2019, our Compensation Committee considered each executive officer’s contribution to, collaboration in, and management of the effort that went into our success. The Committee determined that as each executive officer contributed substantially to the achievement of our goals at 90% of the target level on a blended weighted basis as shown in the table above, each executive should receive a variable incentive cash payment equal to approximately 90% of the executive officer’s target bonus payment.
Each named executive officer's actual bonus payment, as a dollar amount and a percentage of the executive's target annual performance bonus opportunity, as well as the target bonus amount on which the bonus was based, is shown in the table below.

Named Executive Officer	2018 Target Bonus	2018 Actual Bonus	Actual Bonus as % of Target Bonus
David J. Spitz	$411,000	$369,196	90%
Mark E. Cook	$165,000	$148,217	90%
Diana S. Allen	$119,000	$106,896	90%

Equity-Based Incentive Awards
We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards. Our equity incentive awards are delivered in the form of stock options and restricted stock unit, or RSU, awards that vest annually over the long-term (a four-year period), subject to the executive’s continued employment with us, and whose value is directly dependent on our stock price performance. These equity grants align long-term pay opportunities with the performance of our company and our stock price.
Stock options and RSUs provide an important tool for us to retain our highly sought after named executive officers since the value of the awards is delivered to our named executive officers in annual installments (rather than monthly or quarterly installments) over a four-year period subject to continued service with us. Fifty percent of the grant date value of the equity grants to named executive officers is comprised of service-based vesting RSUs, and the remaining fifty percent of the grant date value is comprised of service-based vesting stock options. We believe that, at this stage in our growth, a balance of stock options and RSUs aligns the interests of our named executive officers with the long-term interests of our stockholders, and provides incentives to our named executive officers to continue to build and grow our company. Our Compensation Committee may consider adopting other forms of equity awards, including performance-based vesting awards, in the future.
Our Compensation Committee, in consultation with our CEO, determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, competitive factors including competition for technology executives, market data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards, such as RSUs, and stock options held by each named executive officer, the total target cash compensation opportunity for each named executive officer, individual performance and retention objectives. We are thoughtful in the use of our equity pool and resulting dilution to our stockholders; our named executive officers are not guaranteed an equity award grant each year.
On February 19, 2018, our Compensation Committee approved the following equity grants to our named executive officers, other than Mr. Wingo, pursuant to our 2013 Equity Incentive Plan, with 25% of the shares vesting on each of the first four anniversaries of the grant date, subject to the executive officer’s continued service with us. The grants were made June 1, 2018.

Named Executive Officer	Grant Date Value of RSUs	Shares of Common Stock underlying RSUs	Grant Date Value of Stock Options	Shares of Common Stock underlying Stock Options
David J. Spitz	$450,000	30,716	$450,000	76,657
Mark E. Cook	$105,000	7,167	$105,000	17,886
Diana S. Allen	$192,500	13,139	$192,500	32,792

Mr. Wingo is compensated for his service on our Board of Directors with equity awards in the same manner and on the same terms as grants to non-employee directors under our director compensation policy. See “Director Compensation” below.

Since our IPO in 2013, we have granted all equity awards pursuant to our 2013 Equity Incentive Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award and generally have a term of no more than ten years from the date of grant, subject to earlier termination upon a termination of the holder’s service with our company. Restricted stock unit awards represent the right to be issued shares of company stock upon vesting of the award and generally terminate upon termination of the holder’s service with our company.
OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Share Ownership Guidelines and Policies
In January 2016, our Board adopted share ownership guidelines for our directors and executive officers. We believe these guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The share ownership guidelines are based on a multiple of base salary or annual cash retainer. Under the guidelines, our chief executive officer is required to own shares of our common stock with a value equal to at least three times the executive’s annual base salary. Each of our other executives is required to own shares of our common stock with a value equal to at least one times the executive’s annual base salary. Each non-employee director is required to own shares of our common stock with a value equal to at least three times the director’s annual cash retainer for Board service, including cash retainers for committee service.
For purposes of these guidelines, “ownership” includes all shares of our common stock that are non-derivative securities reported as beneficially owned on the individual’s most recent report filed under Section 16 of the Exchange Act, as well as shares underlying RSU awards and vested in-the-money stock options, which are valued at their intrinsic in-the-money value. Shares underlying vested in-the-money stock options are counted net of the number of shares needed to pay the aggregate exercise price for such vested shares.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. The guidelines also require our chief executive officer, other executive officers and non-employee members of our Board to retain at least twenty-five percent of the net “after tax” shares obtained by the exercise of any stock options or vesting of any other company stock awards until the individual meets our prescribed ownership guidelines. Compliance is assessed annually. All of our executive officers and non-employee members of our Board are in compliance with our current ownership and holding requirements.
Policy Against Speculative Activity In Our Common Stock
In addition to our share ownership guidelines, our executive officers and directors are also subject to our insider trading and window period policy, which prohibits all employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock.
Compensation Recovery (“Clawback”) Policy
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. The Compensation Committee has extended the provisions of section 304 to apply to all of our executive officers. Additionally, we intend to implement a Dodd-Frank Act-compliant compensation recovery, or clawback, policy as soon as, and to the extent that, the requirements are finalized by the SEC.
Welfare and Health Benefits
Our named executive officers are eligible to participate in all of our benefit plans, including the 401(k) plan (see the section “401(k) Plan” below), medical, dental, vision, short-term disability, long-term disability and group life insurance, in each case on the same basis as other employees. We do not have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits other than our 401(k) plan. Our Board may elect to adopt such plans in the future if it determines that doing so is in our best interests, in each case on the same basis as other employees.
Perquisites and Other Benefits
We do not offer perquisites or personal benefits to our named executive officers.

401(k) Plan
We maintain a 401(k) profit sharing plan, or 401(k) plan, for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code, or the Code. The 401(k) plan provides that each participant may contribute up to 7% of the participant’s compensation. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2018 was up to an additional $6,000 above the statutory limit. Our Board provided a match during 2018 of 50% of participant contributions, up to 6% of the participant’s compensation, for a total match equal to up to 3% of a participant’s compensation. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Agreements with our Named Executive Officers
Each of our named executive officers signed offer letters of employment when the executive joined our company. Each of these agreements established the named executive officer’s starting base salary, and, for each executive other than Mr. Wingo, initial target annual performance bonus opportunity and initial equity grant. These individuals’ base salaries, annual performance bonus opportunities and equity awards are reviewed annually by our Compensation Committee and have subsequently been increased, most recently to the amounts described above in this Compensation Discussion and Analysis.
Severance and Change in Control Benefits
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change in control is an appropriate counter to any disincentive the officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.

Each of our named executive officers, other than Mr. Wingo, has entered into an Executive Severance and Change in Control Letter Agreement, or the Letter Agreements, as amended, under which our named executive officers are eligible to receive severance payments and benefits upon a termination of employment by us in connection with a change in control or other than for cause or by the executive for good reason, in each case as defined in the Letter Agreements. Such payments and benefits include (i) base salary continuation and payments for continuation of coverage under COBRA for up to 12 months, (ii) a pro-rata portion of the executive’s annual bonus for the performance period in which the termination occurs and (iii) accelerated vesting of unvested equity awards (full vesting acceleration for termination in connection with a change in control, and one quarter vesting acceleration for termination not in connection with a change in control). For unvested equity awards granted before December 31, 2018, the Letter Agreements also provide for vesting acceleration upon the executive’s continued service for 12 months following a change in control transaction.
Our Compensation Committee periodically reviews the severance and change in control payments and benefits that we offer, including by reference to market data, to ensure they remain appropriately structured and at reasonable levels. The Compensation Committee believes that severance and change in control protection payments and benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.
A more detailed description of the Letter Agreements and each of our named executive officer payment and benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”
Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. Our Compensation Committee has considered, and may consider in the future, the grant of performance-based vesting or other types of stock awards to our executive officers in lieu of or in addition to restricted stock units and stock options in light of the accounting impact of ASC 718 and other considerations.
Our Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code, or Section 162(m), on the compensation paid to our executive officers. Section 162(m) generally provides that public companies may not deduct compensation paid to certain of their top executive officers or “covered employees” to the extent such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for a post-initial public offering reliance period exception under Section 162(m) or the performance-based compensation exemption under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. The Compensation Committee intends to continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Risk Assessment Concerning Compensation Practices and Policies
Our Compensation Committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole.
Further, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation for our named executive officers for the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
David J. Spitz	2018	$411,000	—	$456,133	$464,516	$369,196	$8,250	$1,709,095
Chief Executive	2017	$409,167	—	$738,990	$745,213	—	$9,000	$1,902,370
Officer (4)	2016	$400,000	—	$496,650	$543,731	$359,979	$7,333	$1,807,693
M. Scot Wingo	2018	$125,000	—	$153,388	—	—	—	$278,388
Executive	2017	$125,000	—	$148,599	—	—	—	$273,599
Chairman (4)	2016	$125,000	—	$147,931	—	—	—	$272,931
Mark E. Cook	2018	$327,917	—	$106,430	$106,922	$148,217	$4,919	$694,405
Chief Financial	2017	$321,667	—	$349,996	$349,927	—	$6,884	$1,028,474
Officer	2016	$305,000	—	—	—	$137,242	$5,742	$447,984
Diana S. Allen	2018	$285,833	—	$195,114	$201,346	$106,896	$8,250	$797,439
General Counsel	2017	$275,883	$57,500	$124,997	$124,973	—	$6,650	$590,003
and Secretary	2016	$255,000	—	$149,425	$159,273	$98,994	$20,000	$682,692
_________________________

(1)
Amounts listed in columns (e) (for restricted stock units) and (f) (for options) represent the aggregate grant date fair value of equity awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing equity awards are described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)
Amounts shown in this column represent the amounts earned and payable under our annual cash bonus plan for the indicated year, which for 2018 are described in the “Compensation Discussion and Analysis” above.

(3)
Consists of company contributions to the officer’s 401(k) plan for 2018 and 2017, and, in the case of Messrs. Spitz and Cook, 2016. For Ms. Allen only, the reported amount for 2016 represents compensation paid in recognition of her service as interim vice president of human resources during 2016.

(4)
Messrs. Spitz and Wingo are also members of our Board of Directors. Mr. Spitz does not receive any additional compensation in his capacity as a director. Mr. Wingo was awarded the restricted stock unit awards reported in the table in his capacity as executive chairman. The awards were made on the same terms as grants to non-employee directors under our director compensation policy. See “Director Compensation” below.

GRANTS OF PLAN-BASED AWARDS

The following table shows for fiscal 2018 certain information regarding grants of plan-based awards to our named executive officers:
GRANTS OF PLAN-BASED AWARDS IN 2018

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David J. Spitz	2/19/2018	$154,125	$411,000	$616,500	—	—	—	—
	6/1/2018	—	—	—	30,716	—	—	$456,133
	6/1/2018	—	—	—	—	76,657	$14.85	$464,516
M. Scot Wingo	3/1/2018	—	—	—	16,949	—	—	$153,388
Mark E. Cook	2/19/2018	$61,875	$165,000	$247,500	—	—	—	—
	6/1/2018	—	—	—	7,167	—	—	$106,430
	6/1/2018	—	—	—	—	17,886	$14.85	$106,922
Diana S. Allen	2/19/2018	$44,625	$119,000	$178,500	—	—	—	—
	6/1/2018	—	—	—	13,139	—	—	$195,114
	6/1/2018	—	—	—	—	32,792	$14.85	$201,346
_________________________

(1)
Non-equity incentive plan awards represent the threshold, target and maximum amounts of cash incentive compensation payable under our annual cash bonus plan. The actual amounts earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Threshold payments assume only the attainment of the minimum revenue goal and are paid at 50% of the target incentive for the 75% of the payment that is payable based on achieving the minimum revenue goal. Target payments amounts are paid at 100% of the target incentive and assume goal attainment of 100% of the target annual goals. Maximum payment amounts reflect the annual payment cap of 150% of the annual target incentive, which assumes the attainment of the maximum annual goals. For additional information regarding the annual cash bonus plan, see “Compensation Discussion and Analysis” above.

(2)
For Ms. Allen and Messrs. Spitz and Cook, the RSUs and options granted vest in four annual installments beginning on the first anniversary of the grant date, subject to the officer’s continued service through each applicable vesting date. For Mr. Wingo, the RSUs vest in full on the first anniversary of the grant date, subject to the officer’s continued service through the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information about outstanding stock options and restricted stock unit awards held by each of our named executive officers at December 31, 2018. None of our named executive officers held other stock awards at the end of 2018.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)

David J. Spitz	16,533	—		$2.24	3/1/2020	62,500	$709,375	(8)
	87,675	—		$2.24	9/30/2020	23,100	$262,185	(9)
	86,843	—		$2.24	8/29/2021	53,550	$607,793	(10)
	31,250	—		$8.64	10/18/2022	30,716	$348,627	(11)
	62,499	—		$8.80	3/8/2023
	187,500	62,500	(2)	$10.02	5/4/2025
	58,300	58,300	(3)	$10.75	3/1/2026
	44,337	133,012	(4)	$10.35	3/6/2027
	—	76,657	(5)	$14.85	6/1/2028
M. Scot Wingo	—	—		—	—	16,949	$192,371	(12)
Mark E. Cook	40,778	13,593	(6)	$11.38	8/31/2025	16,477	$187,014	(13)
	20,998	62,997	(4)	$10.35	3/6/2027	25,362	$287,859	(14)
	—	17,886	(5)	$14.85	6/1/2028	7,167	$81,345	(15)
Diana S. Allen	11,250	3,750	(7)	$9.90	4/13/2025	5,625	$63,844	(16)
	17,500	17,500	(3)	$10.75	3/1/2026	6,950	$78,883	(17)
	7,499	22,499	(4)	$10.35	3/6/2027	9,058	$102,808	(18)
	—	32,792	(5)	$14.85	6/1/2028	13,139	$149,128	(19)
________________________

(1)	Market value of restricted stock units that have not vested is based on $11.35 per share, the closing price of our common stock on the NYSE on December 31, 2018, the last business day of fiscal 2018.

(2)	The unvested shares underlying this option vest on May 4, 2019, subject to the officer’s continued service through that date.

(3)	The unvested shares underlying this option vest in two equal annual installments through March 1, 2020, subject to the officer’s continued service through each applicable vesting date.

(4)	The unvested shares underlying this option vest in three equal annual installments through March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(5)	The unvested shares underlying this option vest in four equal annual installments through June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(6)	The unvested shares underlying this option vest on August 31, 2019, subject to the officer’s continued service through that date.

(7)	The unvested shares underlying this option vest on April 13, 2019, subject to the officer’s continued service through that date.

(8)	Vests in full on May 4, 2019, subject to the officer’s continued service through that vesting date.

(9)	Vests as to 11,550 shares on each of March 1, 2019 and March 1, 2020, subject to the officer’s continued service through each applicable vesting date.

(10)	Vests as to 17,850 shares on each of March 6, 2019, March 6, 2020 and March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(11)	Vests as to 7,679 shares on each of June 1, 2019, June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(12)	Vested in full on March 1, 2019.

(13)	Vests in full on August 31, 2019, subject to the officer’s continued service through that date.

(14)	Vests as to 8,454 shares on each of March 6, 2019, March 6, 2020 and March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(15)	Vests as to 1,792 shares on each of June 1, 2019, June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(16)	Vests in full on April 13, 2019, subject to the officer’s continued service through that date.

(17)	Vests as to 3,475 shares on each of March 1, 2019 and March 1, 2020, subject to the officer’s continued service through each applicable vesting date.

(18)	Vests as to 3,019 shares on each of March 6, 2019, March 6, 2020 and March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(19)	Vests as to 3,285 shares on each of June 1, 2019, June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

OPTION EXERCISES AND STOCK VESTED
The following table shows for fiscal 2018 certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Spitz	4,324	$ 29,663 (1)	11,550	$ 104,528 (2)
			17,850	$ 169,575 (3)
			29,036	$ 264,228 (4)
			62,500	$ 850,000 (5)
M. Scot Wingo			13,953	$ 126,275 (2)
Mark E. Cook			8,454	$ 80,313 (3)
			16,476	$ 215,012 (6)
Diana S. Allen			1,250	$ 11,250 (7)
			3,475	$ 31,449 (2)
			3,019	$ 28,681 (3)
			5,625	$ 50,625 (8)
________________________

(1)
The value realized is based on $9.10, the market price at which Mr. Spitz sold a portion of the shares received upon exercise on February 23, 2018, the proceeds of which were used to satisfy tax withholding obligations in connection with such exercise, and $2.24 per share, the exercise price of the option.

(2)	The value realized is based on $9.05 per share, the closing price of our common stock on the NYSE on March 1, 2018.

(3)	The value realized is based on $9.50 per share, the closing price of our common stock on the NYSE on March 6, 2018.

(4)	The value realized is based on $9.10 per share, the closing price of our common stock on the NYSE on April 10, 2018.

(5)	The value realized is based on $13.60 per share, the closing price of our common stock on the NYSE on May 4, 2018.

(6)	The value realized is based on $13.05 per share, the closing price of our common stock on the NYSE on August 31, 2018.

(7)	The value realized is based on $9.00 per share, the closing price of our common stock on the NYSE on January 6, 2018.

(8)	The value realized is based on $9.00 per share, the closing price of our common stock on the NYSE on April 13, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As discussed in the “Compensation Discussion and Analysis” above, we entered into a severance and change in control agreement with each of our named executive officers other than Mr. Wingo, one of our co-founders. Mr. Wingo is a large stockholder, and our Board believes that no severance or change in control arrangements are necessary in order to align his interests with those of other stockholders.

Under the amended and restated executive severance and change in control letter agreement between us and Mr. Spitz, and the executive severance and change in control letter agreement between us and each of Ms. Allen and Mr. Cook, as amended, if the officer is terminated by us other than for cause, or resigns for good reason, in each case as defined in the agreement, the officer will receive a lump-sum severance payment equal to the sum of 1) six months of then-current base salary, plus an additional one month of base salary for each year of service, up to a maximum of 12 months of base salary, and 2) a prorated share of any then-current variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar year to the date of termination. In such cases, the officer would also be entitled to have us pay their COBRA medical and dental insurance premiums for up to 12 months or, if earlier, until the officer gains new employment. Additionally, each officer would be entitled to three months of acceleration of vesting for all outstanding and unvested stock options and restricted stock units and the extension of the exercise period for all unexercised stock options until two years after the termination date.
If there is a change in control transaction involving our company, and, within the period beginning two months before and ending one year after the closing of the change in control transaction, we or the acquiring entity terminate the officer’s employment other than for cause, or the officer resigns for good reason, the officer would receive each of the payments described above and, in addition, would be entitled to full acceleration of vesting for all outstanding and unvested stock options and restricted stock units.
In the event of a change in control transaction that does not result in the termination of Mr. Spitz’s employment within one year thereafter, Mr. Spitz would be entitled to full acceleration of his outstanding and unvested stock options and restricted stock units granted before December 31, 2018. In the event of a change in control transaction that does not result in the termination of Ms. Allen’s or Mr. Cook’s employment within one year thereafter, the officer would be entitled to one year of acceleration of the officer’s outstanding and unvested stock options and restricted stock units granted before December 31, 2018.
Receipt of the benefits described above upon the officer’s termination of employment is contingent upon the officer signing a release of claims against us.

Potential Payments and Benefits to Named Executive Officers upon Termination of Employment or Change in Control
The following table shows estimated payments that would be made to each named executive officer, other than Mr. Wingo, in the event of a termination of employment or change in control, or both, assuming the applicable event occurred on December 31, 2018. With respect to equity awards, the calculations assume the closing price of our common stock of $11.35 per share on December 31, 2018.

	Termination Other than For Cause or Resignation for Good Reason Without Change in Control ($)		Termination Without Cause or Resignation for Good Reason With Change in Control ($)		Change in Control Not Involving Termination within One Year (Vesting acceleration of equity granted before December 31, 2018)
Name	Type of Payment	Amount	Type of Payment	Amount
David J. Spitz	Base salary (12 months)	$411,000	Base salary (12 months)	$411,000
	Incentive payment (target)	$411,000	Incentive payment (target)	$411,000
	Vesting acceleration (1 quarter)	$395,517	Vesting acceleration (100%)	$2,179,096	100%	$2,179,096
	COBRA premium (12 months)	$21,016	COBRA premium (12 months)	$21,016
	TOTAL	$1,238,533	TOTAL	$3,022,112
Mark E. Cook	Base salary (8 months)	$220,000	Base salary (8 months)	$220,000
	Incentive payment (target)	$165,000	Incentive payment (target)	$165,000
	Vesting acceleration (1 quarter)	$116,952	Vesting acceleration (100%)	$619,215	1 year	$303,966
	COBRA premium (12 months)	$11,663	COBRA premium (12 months)	$11,663
	TOTAL	$513,615	TOTAL	$1,015,878
Diana S. Allen	Base salary (11 months)	$265,833	Base salary (11 months)	$265,833
	Incentive payment (target)	$119,000	Incentive payment (target)	$119,000
	Vesting acceleration (1 quarter)	$86,460	Vesting acceleration (100%)	$433,099	1 year	$193,024
	COBRA premium (12 months)	$13,532	COBRA premium (12 months)	$13,532
	TOTAL	$484,825	TOTAL	$831,464

Option Repricings
We did not engage in any repricings or other modifications or cancellations with respect to the outstanding equity awards held by or granted to our named executive officers during the fiscal year ended December 31, 2018.

DIRECTOR COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table sets forth information regarding compensation earned for service on our Board during fiscal 2018 by our non-employee directors. Mr. Wingo, our executive chairman and Mr. Spitz, our chief executive officer were also directors but did not receive any additional compensation for their services as a director, except that Mr. Wingo received the same equity grant as the non-employee directors for his service as executive chairman. Messrs. Wingo’s and Spitz’s compensation is set forth above under “Executive Compensation—Summary Compensation Table.”

DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Total ($)
Timothy J. Buckley (2)	$76,375	$153,388	$229,763
Joseph L. Cowan (3)	$57,250	$153,388	$210,638
Janet R. Cowell (4)	$60,000	$153,388	$213,388
Marc E. Huffman (5)	$55,000	$153,388	$208,388
Timothy V. Williams (6)	$76,000	$153,388	$229,388
________________________

(1)
This column reflects the full grant date fair value for RSUs granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing the RSUs are described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2018.

(2)	As of December 31, 2018, Mr. Buckley had 6,250 options outstanding, all of which were exercisable. In addition, Mr. Buckley held 16,949 restricted stock units that vested on March 1, 2019.

(3)	As of December 31, 2018, Mr. Cowan held 16,949 restricted stock units that vested on March 1, 2019.

(4)	As of December 31, 2018, Ms. Cowell held 16,949 restricted stock units that vested on March 1, 2019.

(5)	As of December 31, 2018, Mr. Huffman held 16,949 restricted stock units that vested on March 1, 2019.

(6)	As of December 31, 2018, Mr. Williams had 15,625 options outstanding, all of which were exercisable. In addition, Mr. Williams held 16,949 restricted stock units that vested on March 1, 2019.
SUMMARY OF DIRECTOR COMPENSATION PROGRAM
Non-employee directors are compensated for Board of Directors service through a combination of cash retainer and grants of restricted stock units. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors, except that Mr. Wingo receives the same equity grant as the non-employee directors in recognition of his service as executive chairman.

Once each fiscal year, we grant each non-employee director a restricted stock unit award having a value equal to $150,000 based on the closing price per share of our common stock two business days before the grant date, with each award vesting in full on the first anniversary of the grant, subject to continued service.

In fiscal 2018, non-employee directors were eligible for the following annual cash retainers: $50,000 for service as a member of the Board, $12,500 for service as Lead Independent Director, $20,000 for service as Audit Committee Chair, $10,000 for service as Compensation Committee Chair, $6,000 for service as Nominating and Corporate Governance Committee Chair, $7,000 for service as a member of the Audit Committee, $5,000 for service as a member of the Compensation Committee, and $3,000 for service as a member of the Nominating and Corporate Governance Committee. Each Committee Chair receives the retainer for service as chair in lieu of the retainer for committee membership.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)(2)
Equity compensation plans approved by security holders	4,424,571	$5.28	1,832,395
Equity compensation plans not approved by security holders	—	—	—
Total	4,424,571		1,832,395
_________________________

(1)
The calculation of the weighted-average exercise price of the outstanding options and rights includes 2,216,430 shares included in column (a) that are issuable upon the vesting of restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted-average exercise price of the outstanding options would be $10.57.

(2)	Pursuant to the terms of our 2013 Equity Incentive Plan, an additional 1,367,355 shares were added to the number of available shares effective January 1, 2019.
TRANSACTIONS WITH RELATED PERSONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction before consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
CERTAIN RELATED PERSON TRANSACTIONS
There have been no transactions since January 1, 2018 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation” and “Director Compensation.” For a description of severance and change in control arrangements that we have entered into with some of our executive officers, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, our bylaws provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to ChannelAdvisor Corporation, Attn: Corporate Secretary, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Dated: March 18, 2019
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHANNELADVISOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the cost incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CHANNELADVISOR CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
E17663-P87181	DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHANNELADVISOR CORPORATION
The Board of Directors recommends that you vote FOR proposals 1, 2 and 3 and FOR "1 Year" for proposal 4:
Vote on Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS				All	All	Except
Nominees:				☐	☐	☐
01) David J. Spitz
02) Timothy V. Williams

Vote on Proposals								For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.								☐	☐	☐
3. ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION								☐	☐	☐
							1 year	2 years	3 years	Abstain
4. ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION							☐	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and FOR "1 Year" for proposal 4. If any other matters properly come before the meeting or any adjournments thereof, the person(s) named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated March 18, 2019, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name(s) exactly as it appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17664-P87181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2019

The undersigned stockholder(s) hereby appoint(s) M. Scot Wingo and Diana Semel Allen, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of ChannelAdvisor Corporation that the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders of ChannelAdvisor Corporation to be held at the offices of the corporation at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Wednesday, May 1, 2019 at 3:00 p.m. local time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3, AND FOR "1 YEAR" FOR PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE